UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2020

AMN HEALTHCARE SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-16753	06-1500476
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive, Suite 100
San Diego, California 92130
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (866) 871-8519

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AMN	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2—Financial Information

Item 2.01.          Completion of Acquisition or Disposition of Assets.

On February 14, 2020, AMN Healthcare, Inc., a Nevada corporation (the “Company”), a wholly owned subsidiary of AMN Healthcare Services, Inc., a Delaware corporation (“AMN”), completed its acquisition (the “Acquisition”) of Stratus Video Holding Company, a Delaware corporation (“Stratus Video”), pursuant to the terms of a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, Stratus Video 2016 Group, LLC, a Delaware limited liability company (the “Stockholder”), and Stratus Video, the terms of which were disclosed in the Current Report on Form 8-K filed by AMN on January 29, 2020.

The Company paid $475,000,000 of cash consideration (the “Purchase Price”) at the closing of the Acquisition, subject to a standard working capital adjustment. Upon completion of the Acquisition, Stratus Video became a wholly-owned subsidiary of the Company. Stratus Video’s proprietary technologies allow AMN to continue to expand is its total talent solutions offerings and expand into the virtual workforce and patient care area by providing video remote interpretation, over-the-phone interpretation and in-person interpretation capabilities.

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. The representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Purchase Agreement. Moreover, representations and warranties in the Purchase Agreement were made as of a specified date and may be subject to a contractual standard of materiality different from what might be viewed as material to an investor. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in AMN’s public disclosures.

To finance a portion of the Acquisition, the Company entered into a Second Amendment to Credit Agreement (the “Second Amendment”), dated as of February 14, 2020, with respect to the existing Credit Agreement (the “Credit Agreement), dated as of February 9, 2018, by and among the Company, AMN, certain subsidiaries of the Company as guarantors, the several lenders party thereto from time to time (the “Lenders”) and Truist Bank (as successor by merger to SunTrust Bank), as administrative agent.

Pursuant to the Second Amendment, (i) certain Lenders provided a term a loan equal to $250,000,000 (the “New Term A Loan”) with a maturity of February 14, 2025, (ii) the interest rate applicable to loans under the Credit Agreement shall bear interest at per annum floating rates based upon, at the selection of the Company, either (1) a London Interbank Offered Rate (“LIBOR”) plus a spread of 1.00% to 1.75% or (2) a base rate (which generally equals the greatest of (x) the rate publicly announced by the Administrative Agent as its prime rate, (y) the federal funds rate plus 0.5% and (z) one-month LIBOR plus 1.0%) plus a spread of 0.00% to 0.75% (the applicable spread for LIBOR and base rate loans depends on the Company’s Consolidated Net Leverage Ratio, as calculated quarterly in accordance with the Credit Agreement), (iii) the maturity date of the revolving commitments under the Credit Agreement was extended to February 14, 2025 and (iv) the sublimit for swingline loans was increased to $75,000,000. Cash on hand was used to finance substantially all of the remaining portion of the Acquisition.
Item 2.03.          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in the fourth paragraph of Item 2.01 of this Current Report on Form 8-K is incorporated into Item 2.03 by reference.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits.

2.1	Stock Purchase Agreement, dated as of January 26, 2020, by and among AMN Healthcare, Inc., Stratus Video Group 2016, LLC and Stratus Video Holding Company*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules, exhibits, and similar supporting attachments or agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or similar attachment will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

Date: February 18, 2020	By:	/s/ Susan R. Salka
Susan R. Salka
Chief Executive Officer and President